SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|X| Preliminary Proxy Statement  |_|Confidential, For Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Mid-Atlantic Realty Trust
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X| No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies: N/A

         (2) Aggregate number of securities to which transaction applies: N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A

         (4) Proposed maximum aggregate value of transaction:  N/A

         (5) Total fee paid:  N/A

         |_| Fee paid previously with preliminary materials:  N/A

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:

                            MID-ATLANTIC REALTY TRUST
                        170 West Ridgely Road, Suite 300
                           Lutherville, Maryland 21093


--------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


--------------------------------------------------------------------------------


                                                                   April 1, 1998


To the Shareholders of Mid-Atlantic Realty Trust:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MID-ATLANTIC REALTY TRUST ("MART") will be held at the Renaissance Harborplace Hotel in Baltimore, Maryland on May 15, 1998, at 11:00 a.m., prevailing local time, for the following purposes:

         1. To elect eight Trustees to serve for the ensuing year and until the election and qualification of their successors;

         2. To consider and vote upon an amendment to the Omnibus Share Plan to, among other things, increase the number of shares available for the grant of awards under the plan;

         3. To consider and vote upon an amendment to MART's Declaration of Trust to remove certain transfer restrictions that could conflict with the stock transfer policies of the New York Stock Exchange;

         4. To consider and vote upon the selection of independent certified public accountants to audit the books and accounts of MART for calendar year 1998; and

         5. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

         Only the shareholders of record of MART at the close of business on March 20, 1998 will be entitled to notice of and to vote at the meeting.

                  By Order of the Board of Trustees,

                                            PAUL F. ROBINSON
                                            Secretary

                       IMPORTANT - YOUR PROXY IS ENCLOSED

         Shareholders who do not plan to attend the meeting are requested to complete, date, sign and return promptly the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

                            MID-ATLANTIC REALTY TRUST
                        170 West Ridgely Road, Suite 300
                           Lutherville, Maryland 21093
                                 (410) 684-2000


                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Trustees of MID-ATLANTIC REALTY TRUST ("MART") in connection with the Annual Meeting of the Shareholders of MART to be held on May 15, 1998, and any adjournments or postponements thereof. The approximate date this Proxy Statement and proxy are being sent to shareholders is April 1, 1998. The proxy is revocable at any time before exercise by written notice to Paul F. Robinson, Secretary of MART, at the principal office of MART.

         Only holders of record of MART's common shares of beneficial interest, par value $.01 per share (the "Shares"), at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, _____________ Shares were outstanding and entitled to vote at the meeting, with each Share entitled to one vote.

                              BENEFICIAL OWNERSHIP

         The following table reflects the names and addresses of the only persons known to MART to be the beneficial owners of 5% or more of the Shares outstanding as of the Record Date. For purposes of calculating beneficial ownership, Rule 13d-3 of the Securities Exchange Act requires inclusion of Shares that may be acquired within 60 days, such as upon the conversion of MART's Convertible Debentures held by each such person (assuming those Debentures and no other Debentures are converted).

        Name and Address                   Shares Beneficially        Percent
      of Beneficial Owner                        Owned               of  Class
      --------------------                       -----               ---------

Fidelity Investments (FMR Corp.)               802,600                  5.82%
82 Devonshire Street
Boston, Massachusetts  02109

Merrill Lynch & Co., Inc.                      571,428 (1)              ____%
World Financial Center, North Tower
250 Vesey Street
New York, New York 10281

Palisade Capital Management                  1,575,282                   ___%
1 Bridge Plaza
Fort Lee, New Jersey  07024

Credit Suisse Asset Management                 952,381                   ___%
c/o BEA Associates
153 East 53rd Street
New York, New York 10022
---------------

(1)     Reflects   shared  voting  and  investment   power  with  the  following
        affiliated entities: Princeton Services, Inc., Merrill Lynch Asset Management, L.P. and Merrill Lynch Global Allocation Fund, Inc., each of 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

                              ELECTION OF TRUSTEES

         A Board of Trustees of eight persons is to be elected by the shareholders. All of the nominees will be elected as Trustees to serve until the 1999 Annual Meeting of Shareholders and until their respective successors have been elected and qualify. Under MART's Declaration of Trust and Maryland law, Trustees are elected by a plurality vote, which means the affirmative vote of holders of a majority of the Shares present (in person or by proxy) and voted at the meeting. Consequently, withholding of votes, abstentions and broker non-votes will have no effect on the outcome of this vote.

         Unless authority to vote is withheld, the enclosed proxy will be voted in favor of the election as Trustees of the following nominees. The Board of Trustees does not know of any nominee who will be unable to serve, but if any of them becomes unable to serve, the proxies may be voted with discretionary authority for the election of other persons as Trustees.

                                                       Principal Occupation                                              Trustee
Name                                               During the Last Five Years                                  Age        Since
----                                               --------------------------                                  ---        -----

David F. Benson..............................    President of Meditrust (a publicly owned real estate           49        1993
                                                 investment trust)

Marc P. Blum.................................    Member - Gordon, Feinblatt, Rothman, Hoffberger &              55        1993
                                                 Hollander, LLC; Chief Executive Officer of World Total
                                                 Return Fund Limited Partnership and U.S.A. Fund Limited
                                                 Partnership (private investment funds) since 1992; Chief
                                                 Executive Officer of Coles Colonial Limited Partnership
                                                 (operator of Drexel-Heritage furniture stores)

Robert A. Frank .............................    Executive Vice President, Director of Research and Co-         48        1993
                                                 Head of Capital Markets of Legg Mason Wood Walker, Inc.
                                                 (a publicly owned investment banking firm) from
                                                 September, 1996; Prior thereto, Managing Director and
                                                 Group Head of the Real Estate Securities Research
                                                 Department of Alex. Brown & Sons Incorporated (a
                                                 publicly owned investment banking firm)

LeRoy E. Hoffberger .........................    Chairman of the Board of MART; President of CPC, Inc.          72        1993
                                                 (real estate investments); Vice President of Merchants
                                                 Terminal Corp. (warehouse company); Of Counsel to
                                                 Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC

F. Patrick Hughes............................    President and Chief Executive Officer of MART; President       50        1993
                                                 and Chief Operating Officer of BTR Realty, Inc. from
                                                 November, 1990

M. Ronald Lipman.............................    Member - Lipman, Frizzell & Mitchell, L.L.C. (real estate      59        1993
                                                 consultants)

Jack H. Pechter..............................    Deputy Chairman of the Board; Chairman of Tri-Star             62        1997
                                                 Management (private real estate owners and developers)

Daniel S. Stone..............................    President of Stone & Associates, Inc. (real estate developers  53        1993
                                                 and consultants)

         Mr. Stanley Moss, a Trustee of MART since 1993, retired in September 1997. Messrs. Blum and Hoffberger are also directors of nine funds in the Davis Fund complex, which are investment companies registered under the Investment Company Act of 1940. Mr. Benson is also a trustee of Meditrust, a public real estate investment trust.

         In 1997, the Board of Trustees held four meetings. During that year, each Trustee attended, in the aggregate, at least 75% of the meetings of the Board of Trustees and committees on which he served.

Committees of the Board of Trustees

         The Board of Trustees has an Executive Compensation Committee, an Audit Committee, an Investment Committee and a Nominating Committee.

         The Audit Committee consists of Messrs. Blum, Frank and Lipman and recommends to the Board the selection of the independent public accountants, reviews with such accountants and management financial statements, other results of the audit, and internal accounting procedures and controls. The Audit Committee also reviews and considers proposed related party transactions, if any. The Audit Committee held three meetings in 1997.

         The Executive Compensation Committee consists of Messrs. Benson, Blum and Frank and makes recommendations to the Board regarding compensation of Trustees and executive officers, executive compensation generally, and benefit plans for management to be considered by the Board. The Executive Compensation Committee held four meetings in 1997.

         The Investment Committee consists of Messrs. Lipman, Pechter, Stone and Hoffberger, with Mr. Hughes serving as a member ex officio. The Investment Committee, which held seven meetings in 1997, reviews the performance of MART's properties and evaluates redevelopment and acquisition opportunities.

         The Nominating Committee, which consists of Messrs. Blum, Benson and Stone, makes recommendations regarding nominations for Trustees and officers. The Nominating Committee would consider nominees recommended by shareholders upon written request made to the committee prior to the time that the committee's recommendations are made to the Board of Trustees. The Nominating Committee held one meeting in 1997.

Trustee Compensation

         MART paid its Trustees (other than Mr. Hughes, who is employed as President and Chief Executive Officer of MART) a retainer of $12,000 per annum, $1,000 per meeting for each Board and committee meeting attended in person, and $500 for meetings attended by telephone.

         Under MART's 1995 Stock Option Plan, each Trustee who was serving as a Trustee as of September 14, 1995 and who was not an employee of MART was granted an option to purchase 6,000 Shares. The options became exercisable in increments of 2,000 Shares each on September 30, 1995, 1996 and 1997 at an exercise price equal to the market price of the Shares on each vesting date. In addition, during 1997, each non-management Trustee received an option to purchase 10,000 Shares at a price of $13.375 per Share, the market price of the Shares on November 14, 1997, the date the option was granted. The options are exercisable in increments of 3,333 Shares annually on November 14, 1997, 1998 and 1999.

         On November 14, 1997, MART adopted a Deferred Compensation and Fee Plan for Non-Employee Trustees. The purpose of this plan is to provide non-management members of the Board of Trustees with the opportunity to defer all or part of their compensation and fees for services as a member of the Board of Trustees. In order to participate in the plan, a Trustee must submit an election form to the Plan Administrator prior to January 1 of the calendar year for which the election applies, except that the initial election for 1998 was required to have been made before April 1, 1998. An election to defer compensation and fees will continue in effect until the earlier of: (1) the end of the participant's services as a member of the Board of Trustees, or
(2) the end of the calendar year during which the participant elects to discontinue deferrals. Participants may defer their compensation through a deferred money account, in which the funds accrue interest at market rates, or in a deferred stock account, in which the funds are invested in MART Shares. The trustee of the deferred compensation trust is directed to vote any Shares in the deferred stock account in accordance with the instructions of the Board of Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that MART's Trustees and executive officers and each person who owns more than 10% of MART's Shares, file with the Securities and Exchange Commission an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of the Shares. To MART's knowledge, all reports required to be so filed by such persons have been filed on a timely basis. MART believes that all of its Trustees and executive officers, and all persons owning beneficially more than 10% of the Shares, complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1997.

               INFORMATION REGARDING SHARE OWNERSHIP OF MANAGEMENT

         The following table reflects, as of the Record Date, the number of Shares owned by each Trustee, each nominee to become a Trustee and by all Trustees and executive officers as a group. Share ownership of Trustees and executive officers is calculated in accordance with Regulation 13D under the Securities Exchange Act of 1934, as amended, which includes Shares that a person has the right to acquire within 60 days, including upon exercise of options and conversion of Debentures. The total of all Shares attributable to all Trustees, members of management and their respective affiliates (whether or not included in a Regulation 13D calculation), including Shares that may be acquired in the future pursuant to outstanding options and including Shares that may be acquired upon exchange of Units of MART Limited Partnership, represents approximately ___% of all outstanding Shares of MART, as of the Record Date.

Name of                                   Shares                 Percent
Beneficial Owner                      Beneficially Owned (3)     of  Class
--------------------------            ------------------         ---------
David F. Benson                             20,666                   *
Marc P. Blum                                87,014 (1)              __ %
Robert A. Frank                             22,499                   *
LeRoy E. Hoffberger                        187,757 (2)              __ %
F. Patrick Hughes                          333,898                  __ %
M. Ronald Lipman                            64,995                  __ %
Jack H. Pechter                              6,666 (4)
Daniel S. Stone                             25,733                   *
Paul F. Robinson                           198,966                   *
All Trustees and Executive Officers
 as a Group (9 persons included)           947,528                  __ %
--------------------
*less than .1%

(1) Mr. Blum's Shares are held by World Total Return Fund Limited Partnership and by U.S.A. Fund Limited Partnership, investment funds of which Mr. Blum is the President and CEO of the General Partner and in which he holds a substantial interest.

(2) Excludes 134,624 Shares or ___% of the outstanding shares owned by the Hoffberger Foundation, Inc., a charitable foundation of which Mr. Hoffberger is an officer and director. The number of Shares in the above table includes 95,000 Shares owned by CPC, Inc., a corporation of which Mr. Hoffberger is a director, stockholder and executive officer and includes 2,517 Shares registered in the name of Mr. Hoffberger as co-trustee under a trust agreement.

(3) Includes 19,333 Shares, 19,333 Shares, 19,333 Shares, 39,333 Shares, 97,000 Shares, 15,333 Shares, 6,666 Shares, 19,333 Shares, and 59,867
        Shares subject to immediately exercisable options granted pursuant to the Company's 1993 Omnibus Share Plan and the 1995 Stock Option Plan to each of Messrs. Benson, Blum, Frank, Hoffberger, Hughes, Lipman, Pechter, Stone and Robinson, respectively.

(4) Excludes 1,168,981 Shares issuable upon conversion into Shares of Units of partnership interest in MART Limited Partnership by Mr. Pechter, his wife, the Pechter Family Limited Partnership and Tripec Associates Limited Partnership.


                             EXECUTIVE COMPENSATION

        The following table reflects, with respect to the chief executive officer and each executive officer of MART whose annual compensation exceeded $100,000 in 1997, the aggregate amounts paid to or accrued for such officers as compensation in 1997, 1996 and 1995.

                                              Summary Compensation Table
                                                                                 Long Term Compensation
                                                                                 ----------------------
                                        Annual Compensation                     Awards           Payouts
                                        -------------------                     ------           -------
    Name and                                              Other Annual    Restricted              LTIP      All Other
Principal Position            Year     Salary    Bonus  Compensation(1) Stock Award(2) Options   Payouts  Compensation(3)
------------------            ----     ------    -----  ------------    -----------    -------   -------  ------------

F. Patrick Hughes            1997     $210,000     ---(4)   $7,800       $2,675,000    75,000     ---        $807
 President and               1996     $200,000 $100,000    $12,800        ---            ---      ---        $885
Chief Executive Officer      1995     $167,000  $75,000    $12,800        ---          27,000     ---        $885

Paul F. Robinson             1997     $140,000     ---(4)   $6,874       $1,783,329    50,000     ---      $1,571
 Executive Vice President,   1996     $130,000  $60,000    $10,400        ---            ---      ---      $1,230
Secretary, and               1995     $107,000  $40,000     $9,145        ---          16,200     ---        $653
General Counsel
-------------------

(1)       Consists  of  car  allowance  and  amounts   reimbursed  under  MART's
          executive medical reimbursement plan.

(2) Reflects grants of restricted stock that were made pursuant to the 1997 Restricted Share Plan adopted by the Board of Trustees on November 14, 1997. Pursuant to the plan, MART has reserved 400,000 Shares for issuance to Trustees, officers and employees, subject to certain restrictions and risk of forfeiture. Mr. Hughes and Mr. Robinson received grants of 200,000 and 133,333 Shares, respectively, valued at $13.375 per Share as of November 14, 1997, the date of grant. With respect to each grant, the Shares vest as follows: 15% vest on January 1, 1998; 51% vest at a rate of 12.75% on each of January 1, 1999, 2000, 2001 and 2002; and 34% vest at a rate of 5.67%
          on each of January 1, 2003 through 2008.

(3) Consists of premiums paid by MART on term life insurance policies on the lives of Messrs. Hughes and Robinson which are payable to their respective heirs or estates.

(4) No bonus allocation has as yet been made for fiscal year 1997 except as otherwise reflected in the table.

   The following tables reflect certain information regarding options granted in, exercised during and held as of the end of the last fiscal year.

                        Option Grants In Last Fiscal Year
                                                                                        Potential Realizable
                                                                                         Value ($) at Assumed
                                                                                      Annual Rates of Stock Price
                                          Individual Grants                           Appreciation for Option Term
                                          -----------------                           ----------------------------
                         Number of      % of Total
                        Securities      Granted to
                        Underlying     Employees in     Exercise      Expiration
Name                  Options Granted   Fiscal Year     Price ($)        Date                  5%          10%
--------------------------------------------------------------------------------       -----------------------

F. Patrick Hughes        75,000(1)       25%            $13.375        11/13/07         $630,860    $1,598,722

Paul F. Robinson         50,000(2)       16.6%          $13.375        11/13/07         $420,573    $1,065,815

(1) The options granted under the Omnibus Share Plan are exercisable in increments of 25,000 Shares annually on November 14, 1997, 1998 and 1999.

(2) The options granted under the Omnibus Share Plan are exercisable in increments of 16,667 Shares annually on November 14, 1997, 1998 and 1999.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                          Number of Securities          Value of Unexercised
                         Underlying Unexercised         In-the-Money Options
                            Options at FY End                 at FY End
                            -----------------                 ---------
Name                    Exercisable/Unexercisable     Exercisable/Unexercisable
----                    -------------------------     -------------------------

F. Patrick Hughes               97,000/50,000               $329,250/$65,625
Paul F. Robinson                59,867/33,333               $185,050/$43,750

Executive Employment Agreements

         MART has Executive Employment Agreements ("Agreements") with F. Patrick Hughes and Paul F. Robinson. Under the Agreements, the annual base salary for each of Messrs. Hughes and Robinson for this last fiscal year was $210,000 and $140,000 respectively. The Agreements provide annual increases of at least one-half of the annual increase in the Consumer Price Index. The term of each Agreement is at all times two years. In the event of the termination of employment due to a change of control in MART, all compensation payable to the executive for the remainder of the employment period becomes immediately due and payable. At the election of the executive, such compensation may be payable in a lump sum, discounted to present value.

Compensation Committee Interlocks and Insider Participation

         The Executive Compensation Committee consists of Messrs. Benson, Blum and Frank. Mr. Blum is a member of, and Mr. Hoffberger is of counsel to, the law firm of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. During 1997, MART paid or incurred legal fees to that firm for services rendered.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

         The compensation of members of management of MART is determined by the Board of Trustees based upon the recommendation of the Executive Compensation Committee (the "Committee"). The Committee is comprised of independent Trustees, who are responsible for developing and implementing a comprehensive compensation program for management.

         Compensation Philosophy. The philosophy of the Committee is to ensure that the interests of management and employees are identical to the interests of MART's owners - the shareholders. To that end, the Committee has implemented and will continue to implement a compensation strategy that includes base salary and cash bonus, as well as incentive stock options and restricted stock grants which will reward management and employees for adding shareholder value. Base salary is established at levels which are necessary to attract and retain a high caliber of management, and cash bonuses provide short-term rewards for current accomplishments. Incentive stock options and restricted stock grants provide management and employees with a long-term investment in MART, the value of which is dependent upon their success in maximizing shareholder values.

         The measure of performance for a real estate investment trust ("REIT") is funds from operations, because most of the funds from operations are distributed to shareholders as a dividend. To the extent management succeeds at increasing funds from operations and dividends, share prices and shareholder values should be increased. Creating long-term shareholder value, however, is not always consistent with increased short-term distributions. To properly reward management for achieving a well balanced result, the Committee believes that both short-term results as well as long-term values must be considered and separately recognized.

         The Committee also recognizes the individual functions of each employee and provides for individual goals to be attained by each person. While the favorable performance of MART as a whole is the basis for any reward, the performance by each employee is the most significant factor in determining awards. The compensation of Mr. Hughes as the chief executive officer of MART, however, is based upon the foregoing factors as well as the overall performance of MART and its management. As CEO, Mr. Hughes is responsible for the overall condition of the company and its resources, and his performance is evaluated by the Committee, in its discretion, on that basis as well as on objective criteria based on reaching certain financial and other benchmarks.

         Base Salary. Base salary for senior management for fiscal year 1997 was based upon salaries paid to such personnel in the preceding year, with appropriate increases. It is the intention of the Committee to review MART's executive compensation structure to insure that MART has the continued ability to attract and retain the high caliber executive talent. To that end, the Committee will take into account salaries of senior management of comparable companies within the REIT industry. The base salary for Mr. Hughes will be consistent with the base salaries of chief executive officers of peer companies.

         Incentive Bonuses. The Committee has implemented a discretionary cash bonus program for management and employees. The program makes available a cash bonus pool consisting of a percentage of the amount by which MART's funds from operations for the year exceeds a specified increase over the preceding year. The Committee has also adopted a bonus program for operating personnel for exceeding annual goals. For example, personnel engaged in development and redevelopment of properties would be rewarded for achieving returns at or above specified levels. Management personnel may participate in such bonus pools. The purpose of this program is to closely align the interests of management and employees with the interests of MART's shareholders on a year to year basis. The performance of the chief executive officer will also be tied to the overall performance of MART and its management.

         In 1997 the Committee implemented an annual cash bonus program potentially equal to 100% of base salary for senior management, consisting of Mr. Hughes, as Chief Executive Officer, and Mr. Robinson, as Executive Vice President. Under the program, cash incentive compensation equal to 50% of base salary is available upon attainment of certain objectives. The other half is payable in whole or in part at the discretion of the Committee for company performance including, among other things, achieving significant total return and/or for exceptional performance relating to development, redevelopment and acquisition criteria.

         Long-Term Incentive Compensation Plans. To promote the best long-term benefits to MART and its shareholders and to provide incentives for MART's Trustees, officers and employees, MART has a Restricted Share Plan, an Omnibus Share Plan and a Stock Option Plan.

                  Restricted Share Plan. In 1997, the Committee recommended, and the Board of Trustees approved, a Restricted Share Plan. The Committee believes that the grant of restricted share awards ("Restricted Shares") provides a long-term incentive to such persons who contribute to the growth of MART and establishes a direct link between compensation and shareholder return. Shares awarded are subject to such terms, conditions and restrictions as may be determined by the Committee, subject to the provisions of the Restricted Share Plan. The restrictions may include stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of MART's Share ownership goals. The Committee may vary the grants of Restricted Shares based on a subjective assessment of MART's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee considers the relative position and responsibilities of each executive officer, past performance of each officer to MART, total shareholder return relative to peer companies, growth in funds from operations over time and a review of competitive compensation for executive officers in similar rank in peer companies. In 1997, Mr. Hughes received a grant of Restricted Shares in reward for his efforts since 1993 in the formation of MART and merger with BTR Realty, Inc., effecting a successful initial public offering, effecting a successful follow on public offering in 1997, and achieving significant growth in MART from 1993-1997 including growth in asset size as well as funds from operations and significant total return. For more information relating to recent grants of Restricted Shares to executive officers, reference is made to the tables set forth in this Proxy Statement under the caption "Executive Compensation."

                  Stock Option Plans. The Committee determines stock option grants under MART's Omnibus Share Plan and 1995 Stock Option Plan. The purpose of these Plans is to provide equity-based incentive compensation based on the long-term appreciation in value of MART's Shares and to promote the interests of MART and its shareholders by encouraging greater management ownership of MART's Shares. Because the value of stock options granted to an executive is directly related to MART's success in enhancing its market value over time, the Committee feels that its stock option plans have been very effective in aligning the interests of management and shareholders.

                  Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to MART's funds from operations. Options are also used to provide incentives to newly-promoted officers at the time they are asked to assume greater responsibilities. In evaluating option grants, the Committee considers prior grants and Shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The terms of the options, including vesting, exercisability and term, are determined by the Committee, subject to the provisions of the plans. Most of the awards granted or to be granted under these plans vest over a period of several years, thereby providing a long-term incentive and encouraging a long-term relationship with MART. Share options are typically granted at prevailing market price, and therefore will only have value if MART's Share price increases over the exercise price. The Committee believes that the opportunity to acquire a significant equity interest in MART is a strong motivation for executive officers to maximize long-term value for MART's shareholders and promotes longevity and retention of key employees. In 1997, Mr. Hughes received a grant of incentive stock options under the Omnibus Share Plan in recognition of his significant contributions to MART. For information relating to recent options granted to MART's executive officers, reference is made to the tables set forth in this Proxy Statement under the caption "Executive Compensation". For more information relating to the November 14, 1997 amendments to the Omnibus Share Plan, reference is made to "Amendment of Omnibus Share Plan."

                  Awards under the plans have been and will continue to be made to employees who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of MART.

         The foregoing report is submitted by the following directors of MART, comprising all of the members of the Compensation Committee of the Board of Trustees.

                                     EXECUTIVE COMPENSATION COMMITTEE
                                     Robert A. Frank, Chairman
                                     David F. Benson
                                     Marc P. Blum

                                PERFORMANCE GRAPH

         MART commenced operations on September 11, 1993 upon the merger of BTR Realty, Inc. into MART, as a result of which MART acquired the business and operations of BTR. Consequently, MART had less than four months of operations during 1993. The following graph tracks the cumulative total return for MART during those months and for 1994, 1995, 1996 and 1997, compared to the S&P 500 and the National Association of Real Estate Investment Trusts ("NAREIT") Equity REIT Total Return Index. The cumulative total return represents stock price appreciation and assumes reinvestment of all dividends paid during the indicated period. The graph assumes an investment of $100 on September 1, 1993.





















                                                                  Period Ending
                           ------------------------------------------------------------------------------------------
Index                         09/01/93       12/31/93       12/31/94       12/31/95      12/31/96       12/31/g:97
---------------------------------------------------------------------------------------------------------------------
MART                             100           87.38         86.71          100.45        143.44         202.34

S&P 500                          100          101.56         102.89         141.39        173.86         231.88

EQUITY NAREIT                    100           97.13         100.22         115.52        156.26         187.91



Because of the short period (approximately 52 months) covered by the graph, the graph is not an accurate measure of the cumulative total return or performance of MART or a proper indicator of its comparison to the S&P 500 or the Equity REIT Total Return Index in general.

                         AMENDMENT OF OMNIBUS SHARE PLAN

         Effective November 14, 1997, the Board of Trustees approved amendments to MART's Omnibus Share Plan (the "Plan") to update the Plan and to increase the number of Shares and certain other benefits available under the Plan. The amendments increase the number of Shares available for issuance under the Plan by 1,025,000 Shares, clarify the terms under which incentive stock options and stock bonuses may be awarded, permit limited transferability of options, lengthen the exercise right upon death and disability, eliminate the requirement that MART retain certificates representing grants of restricted shares, and clarify the accelerated vesting rights upon a change in control. A copy of the Amended Omnibus Share Plan is available upon request to MART's Secretary. The following is a summary of the Plan and the proposed amendments.

The Plan

         Under the Plan up to 300,000 Shares were reserved for issuance to Trustees, officers and employees of MART. The purpose of the Plan is to align the interests of the of the Trustees, officers and employees of MART with the interests MART's shareholders. The Plan also enhances MART's ability to attract and retain Trustees and employees of outstanding ability and provide them with a way to acquire or increase their proprietary interest in MART's success.

         Employees of MART who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of MART, as determined by the Executive Compensation Committee (the "Committee"), are eligible to receive awards under the Plan. As such criteria are subjective in nature, the number of persons who may be included from time to time cannot be accurately estimated.

         Subject to the provisions of the Plan, the Committee may select the persons eligible to participate in the Plan and may interpret the Plan and establish, amend and rescind any rules or regulations relating to the Plan. Awards may be granted upon such terms as the Committee may determine, provided that options may not be exercisable for more than ten years after the date of grant. The Plan provides for a variety of awards, including stock options, stock appreciation rights, performance shares, restricted stock, stock bonuses and other cash and stock-based awards.

The Amendments

         Since January 1994, options to purchase 252,128 Shares have been granted and are outstanding under the Plan, of which options to purchase 4,462 Shares have been exercised. No Shares have been issued under the Plan as restricted stock or stock bonus awards. As a result, a balance of 47,872 Shares remain available under the Plan. The Board of Trustees approved an amendment that increases the aggregate number of Shares available under the Plan by 1,025,000 Shares and provides that the Plan be amended from time to time so that the aggregate number of Shares that may be issued equals 7% of the outstanding shares of MART. This will afford MART the flexibility to make awards deemed necessary during the coming years.

         To keep the Plan in line with benefits being provided by other companies, the amendments permit limited transferability of non-qualified stock options to the optionee's spouse, lineal ascendants, lineal descendants or to a duly established trust for the benefit of one or more such individuals. The amendments also extend the exercise period upon the death or disability of a participant from 180 days to one year. The amendments clarify the terms under which incentive stock options may be granted and provide that the exercise price of an option may, in the discretion of the Committee, be less than 100% of the fair market value of the Shares on the date of grant. The amendments provide that an optionee may require MART to withhold and deduct from the number of Shares deliverable upon exercise of an option a number of Shares having an aggregate fair market value equal to the amount of taxes and other charges that MART is obligated to withhold or deduct from the amount payable to the optionee. Although the Plan has always permitted the award of stock bonuses, the Plan now expressly provides for stock bonuses. The amendments also delete the requirement that MART hold any certificates representing restricted stock granted to participants until the end of the restricted period.

         The amendments further provide for accelerated vesting of awards under the Plan in the event of an "Extraordinary Event" resulting in a change in control. An Extraordinary Event is defined as the commencement of a tender offer (other than by MART) for any Shares or a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of MART, or a merger, consolidation or share exchange pursuant to which the Shares of MART are or may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of MART. Upon the occurrence of an Extraordinary Event, then (i) regardless of whether or not the award has vested or become fully exercisable, the award will immediately vest and become fully exercisable, and (ii) any restrictions or forfeiture conditions applicable to any other awards granted under the Plan will lapse and terminate, any performance conditions imposed with respect to any such awards will be deemed to be fully achieved on and at all times after the Event Date, and such awards will be deemed fully vested without restriction from and after the Event Date. The "Event Date" is the date of the commencement of a tender offer, if the Extraordinary Event is a tender offer, and in the case of any other Extraordinary Event, the day preceding the record date in respect of such Extraordinary Event, or if no record date is fixed, the day preceding the date as of which shareholders of record become entitled to the consideration payable in respect of such Extraordinary Event. Notwithstanding the foregoing, the immediate vesting of any award shall be conditioned upon the actual occurrence and completion of the Extraordinary Event.

         The Board of Trustees believes that the granting of stock options and other awards is an effective way to allow MART's officers and employees to participate in the growth and profitability of MART. The Board of Trustees further believes that the amendments are important in order to allow MART to attract and retain employees who are in a position to contribute materially to the successful conduct of the MART's operations, to meet competitive situations created by stock option plans of other corporations, and to stimulate in those eligible for participation an increased desire to render greater service to MART.

Federal Income Tax Aspects

         With respect to options granted under the Plan, except as provided below, when an optionee exercises an incentive stock option, the optionee does not recognize taxable income and MART will not be entitled to any deduction. If the Shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the Shares to the optionee, nor within the two-year period from the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such Shares will be taxed as long-term capital gain or loss. In such event, MART will not be entitled to a deduction. If the Shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the Shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of the disposition, and MART will be entitled to a corresponding deduction.

         Upon the grant of a non-qualified stock option, no income will be realized by the optionee and MART will not be entitled to any deduction. Upon the exercise of such option, the difference between the option price and any higher market value of the Shares on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to MART. When an optionee disposes of Shares acquired by the exercise of the option, any amount received in excess of the market value of the Shares on the date of exercise will be treated as long or short term capital gain, depending upon the holding period of the Shares, which commences upon exercise of the option. If the amount received is less than the market value of the Shares on the date of exercise, the loss will be treated as long or short term capital loss, depending upon the holding period of the Shares.

         If the option price is paid for in Shares, to the extent that an optionee pays all or part of the option price by tendering Shares owned by the optionee, the normal rules described above apply except that a number of Shares received upon such exercise equal to the number of Shares surrendered as payment of the option price will have the same tax basis and tax holding period as the Shares surrendered.

         With respect to stock appreciation rights granted under the Plan, when an optionee exercises a stock appreciation right under the Plan, the amount of cash received will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to the Company or its subsidiary.

         With respect to restricted stock granted under the Plan, in the absence of an election by a participant, as explained below, the grant of Shares pursuant to an award will not result in taxable income to the participant or a deduction to MART in the year of the grant. The value of the Shares will be taxable to a participant in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the Shares on the date of grant. If such an election were made, a participant would not be allowed to deduct at a later date the amount included as taxable income if he should forfeit the shares to MART, but such amount would be a capital loss. The amount of ordinary income recognized by a participant is generally deductible by MART in the year the income is recognized by the participant. Prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant in the year received and MART will be allowed a corresponding deduction.

         With respect to stock bonuses granted under the Plan, when a participant receives shares free of restrictions or when such restrictions lapse, or when an election is made as discussed above, the fair market value of the shares will be ordinary income to the participant and MART will be allowed a corresponding deduction.

         The foregoing discussion summarizes the Federal income tax consequences of the Plan based on current provisions of the Code which are subject to change. Participants should consult their own tax advisors as to the tax consequences applicable to them as well as the State or local tax consequences of participation in such Plan.

         The Board of Trustees unanimously recommends that you vote FOR approval of the proposed amendment to the Plan. The affirmative vote of the holders of a majority of the Shares present (in person or by proxy) and voted at the meeting is needed to approve the Plan. Consequently, withholding votes, abstentions and broker non-votes will have no effect on the outcome of this vote.

                    AMENDMENT OF MART'S DECLARATION OF TRUST

         On September 18, 1997, MART's Shares began trading on the New York Stock Exchange ("NYSE"). The NYSE has procedures in place to assure for an orderly market, including rules and regulations relating to the transfer of stock. To protect the integrity of the stock transfer system, the NYSE has requested, as a condition of listing, that MART amend it Declaration of Trust to delete certain transfer restrictions. In accordance with the NYSE's request, on September 12, 1997, the Board of Trustees authorized an amendment to its Declaration of Trust.

         The Internal Revenue Code ("Code") imposes certain requirements and limitations on the ownership of shares of a real estate investment trust ("REIT"). For MART to qualify as a REIT, the Code requires, among other things, that not more than 50% of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals during the last half of the taxable year; the Shares must be beneficially owned by 100 persons or more; and certain percentages of MART's gross income must be from particular activities. To ensure compliance with these requirements and to safeguard MART against an inadvertent loss of its REIT status, MART's Declaration of Trust contains provisions that restrict the ownership and transfer of Shares. The Declaration of Trust contains Beneficial Ownership Limitations that, with certain exceptions, restrict shareholders from owning more than 9.9% of the outstanding Shares, in number or value, either in the aggregate or of any class. In the event that a transfer of Shares would result in Share ownership in violation of the Ownership Limit, the number of Shares in excess of the Ownership Limit are treated as "Excess Shares." Excess Shares are deemed to have been transferred to MART, as Trustee of a special trust, and are not treated as issued and outstanding Shares of MART.

         The Declaration of Trust prohibits any transfer (a "Prohibited Transfer") of Shares that would result in the Shares being beneficially owned by less than 100 persons or would result in the Trust being "closely held." Under the provisions of the Declaration of Trust, any Prohibited Transfer will be void and have no force or effect, and that the transferor will retain all rights to such Shares notwithstanding and purported assignment or transfer. The Excess Share provisions, therefore, serve as a deterrent to Prohibited Transfers by treating the transferred Shares as Excess Shares.

         Article VI, Section 6.6(b)(4) of MART's Declaration of Trust states:

                  "Any person attempting to make any Transfer shall first ascertain that such Transfer is not a Prohibited Transfer. Any Prohibited Transfer or other event which, if effective, would result in the Shares being Beneficially Owned by less than 100 persons, or would result in the Trust being "closely held", shall be void ab initio and of no force and effect, and the transferor or original owner shall automatically retain ownership of such Shares notwithstanding any purported assignment or transfer on the books of the Trust."

The NYSE requires that the phrase "and the transferor or original owner shall automatically retain ownership of such Shares notwithstanding any purported assignment or transfer on the books of the Trust" be deleted from the Declaration of Trust.

         In addition, Article VI, Section 6.6(g) ("Remedies Not Limited") of the Declaration of Trust states:

                  "Nothing contained in this Article VI shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust's status as a REIT."

The NYSE requires that the phrase "Subject to the provisions of Section 6.10," be added to the beginning of the first sentence of Section 6.6(g) to clarify that the authority to impose other remedies shall be subject to Section 6.10 ("Stock Exchange Transactions"), which states: "Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of any stock exchange on which the Shares are listed."

         The Board of Trustees has determined that, because of the Excess Shares provisions of MART's Declaration of Trust, the stock transfer restriction of
Section 6.6(b)(4) is not necessary for the protection of MART's status as a REIT and may be deleted in favor of assuring an orderly market. Because Shares transferred in violation of the ownership limits will be treated as Excess Shares, the Board believes that this amendment will not adversely impact MART or its shareholders.

         The Board of Trustees therefore unanimously recommends that you vote FOR approval of the proposed amendment to the Declaration of Trust. The affirmative vote of the holders of not less than two-thirds of the Shares outstanding and entitled to vote at the meeting will be necessary for approval of the proposed amendment to the Declaration of Trust. Consequently, the withholding of votes, abstentions and broker non-votes will be the equivalents of votes against the proposed amendments.


              SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         On the recommendation of the Audit Committee, the Board of Trustees has selected KPMG Peat Marwick, LLP, independent certified public accountants, to audit the books and accounts of MART for calendar year 1998. The Board of Trustees considers such accountants to be well qualified and recommends a vote in favor of their selection.

         Representatives of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

         The  Board of  Trustees  unanimously  recommends  that you vote FOR the
appointment  of  KPMG  Peat  Marwick,   LLP  as  independent   certified  public
accountants.


              SUBMISSION OF SHAREHOLDER PROPOSALS TO BE CONSIDERED
                         AT THE MAY 1999 ANNUAL MEETING

         Any shareholder desiring to present a proposal to be considered by the shareholders at the Annual Meeting of Shareholders to be held in May 1999, and desiring that information concerning such proposal be included in the proxy statement and form of proxy relating to such meeting furnished to shareholders by the Board of Trustees, should submit in writing proposals, including all supporting materials, to MART at its principal executive offices no later than December 1, 1998.

                                  OTHER MATTERS

         The solicitation of proxies will be made by mail at MART's expense, including charges and expenses of brokerage firms, banks and others for forwarding solicitation material to shareholders.

         The Board of Trustees of MART is not aware of any other matter which may be presented for action at the meeting, but should any other matter requiring a vote of the shareholders arise, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies, discretionary authority to do so being included in the proxy.

         Shareholders who do not plan to attend the Annual Meeting are urged to complete, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Prompt response is helpful and your cooperation will be appreciated.

                                    By Order of the Board of Trustees,

                                    PAUL F. ROBINSON
                                    Secretary


Dated:   April 1, 1998













  C634\SEC\C71972l.sec

                                      PROXY
                            MID-ATLANTIC REALTY TRUST
                        170 West Ridgely Road, Suite 300
                           Lutherville, Maryland 21093

         This Proxy is Solicited on Behalf of the Board of Trustees of Mid-Atlantic Realty Trust.

         The undersigned hereby appoints LeRoy E. Hoffberger, F. Patrick Hughes and Paul F. Robinson, and each of them, as proxies, each with the power of substitution, to vote as designated below all of the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Renaissance Harborplace Hotel in Baltimore, Maryland on May 15, 1998 at 11:00 a.m., prevailing local time, and any adjournments thereof.

1.       ELECTION OF TRUSTEES:  FOR all nominees listed below              []
                  (except as set forth to the contrary below)

         WITHHOLD AUTHORITY to vote for all nominees listed below          []

         David F. Benson, Marc P. Blum, Robert A. Frank, LeRoy E. Hoffberger,
         F. Patrick Hughes, M. Ronald Lipman, Jack H. Pechter, Daniel S. Stone

The terms of all Trustees expire at the next annual meeting at which their successors are elected and qualify.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

                  --------------------------------------------------------------

2.       PROPOSAL TO AMEND THE OMNIBUS SHARE PLAN

                  For  []           Against []     Abstain  []

3.       PROPOSAL TO AMEND MART'S DECLARATION OF TRUST

                  For  []           Against []     Abstain  []

4. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG Peat Marwick, LLP as the independent certified public accountants of MART for the fiscal year ending December 31, 1998.

                  For  []           Against []     Abstain  []

5. In their discretion, the proxies are authorized to vote upon any other business which properly comes before the meeting and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned shareholders. If no direction is made, this proxy will be voted in favor of all nominees and for Proposal Nos. 2, 3 and 4.

Please sign exactly as your name appears on your proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                      PLEASE MARK, SIGN, DATE AND MAIL THE
                                      CARD IN THE ENCLOSED ENVELOPE.

DATED: ____________, 1998             Signature_________________________________
DATED: ____________, 1998             Signature_________________________________


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